Exhibit 99.1

301 S. Tippecanoe Avenue San Bernardino, California 92408	Contact: Phil Smith Stater Bros. Holdings Inc. (909)733-5287
PRESS RELEASE
For Immediate Release
Tuesday, February 9, 2010
STATER BROS. HOLDINGS INC. ANNOUNCE FIRST QUARTER 2010 RESULTS
SUPERMARKET SALES FLAT — DAIRY ASSET SALE COMPLETED
SAN BERNARDINO, CALIFORNIA - February 9, 2010: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2010 ended December 27, 2009.
The Company’s supermarket sales were relatively flat declining 1.11% in the first quarter of fiscal 2010 compared to the same period of the prior year. Like store sales decreased 2.19% or $20.4 million for the thirteen weeks ended December 27, 2009 compared to the thirteen weeks ended December 28, 2008. Consolidated sales in the first quarter of fiscal 2010 were $923.9 million compared to $959.3 million in the first quarter of fiscal 2009, an overall decline of $35.4 million. The sale of dairy assets affected the comparison of sales between the first quarter of fiscal 2010 and the first quarter of fiscal 2009. The dairy accounted for $25.0 million of the sales decline.
During the thirteen week first quarter ended December 27, 2009, the Company completed the sale of substantially all of the assets of its dairy subsidiary to Dean Foods, Inc. and ceased all dairy manufacturing activity. The Company recognized an after-tax gain of $4.7 million from the sale.
The Company reported net income for the thirteen week first quarter ended December 27, 2009 of $6.7 million compared to net income of $3.5 million for the thirteen week first quarter ended December 28, 2008.
Brown said; “During the quarter we completed the sale of the dairy to Dean Foods, Inc. the premier milk producer in the country. We sold the dairy for the right business reason which was to protect the jobs of our employees at the dairy while allowing us to focus on our core business of operating supermarkets that provide outstanding value and service to our “Valued Customers”.
Our economy continues to have a negative effect on the family budgets of our customers. Our emphasis in these tough economic times is to retain customers by providing value so our customers get the most out of their shopping dollars while providing them with a friendly and satisfying experience on each and every one of their visits to our supermarkets.
While our quarterly like store sales declined over the previous year, our customer counts were up over the same time last year. We remain committed to cost control as we navigate through this national economic recovery.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR OVER 74 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/27/09	12/27/09

Assets
Current assets
Cash and cash equivalents	$196,914	$242,247
Restricted cash	3,121	3,121
Receivables, net	40,720	41,616
Inventories	212,856	237,761
Assets held for sale	83,617	—
Other	30,109	37,331

Total current assets	567,337	562,076

Property and equipment, net	671,493	667,608

Deferred debt issuance costs, net	11,276	10,473
Other	64,629	65,348

Total assets	$1,314,735	$1,305,505

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$153,083	$157,000
Liabilities held for sale	5,634	—
Accrued expenses and other liabilities	132,931	121,592
Current portion of capital lease obligations	1,336	1,389

Total current liabilities	292,984	279,981

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	3,768	3,400
Other long-term liabilities	144,228	146,658

Total stockholder’s equity	63,755	65,466

Total liabilities and stockholder’s equity	$1,314,735	$1,305,505

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks
	Ended	Ended
	12/28/08	12/27/09
Sales	$959,253	$923,864

Gross profit	246,862	238,150

Operating expenses:
Selling, general and administrative expenses	211,004	205,288
Gain on sale of dairy assets	—	(7,950)
Depreciation and amortization	13,360	12,666

Total operating expenses	224,364	210,004

Operating profit	22,498	28,146

Interest income	205	59
Interest expense	(17,100)	(17,189)
Other income (expenses), net	149	(11)

Income before income taxes	5,752	11,005

Income taxes	2,211	4,294

Net income	$3,541	$6,711